                                                                    EXHIBIT 99.1


                  Contacts:

                  Corinthian Colleges, Inc.
                  Dennis Beal, EVP/CFO
                  714.427.3000 ext.432

                  Cecilia Wilkinson/Rosemary Moothart
                  PondelWilkinson
                  310.279.5980


        CORINTHIAN COLLEGES REPORTS FISCAL 2004 REVENUES OF $804 MILLION,
                     AN INCREASE OF 55% OVER THE PRIOR YEAR

SANTA ANA, CA, SEPTEMBER 1, 2004 - CORINTHIAN COLLEGES, INC. (NASDAQ:COCO) today reported operating results for its fiscal 2004 year and fourth quarter ended June 30, 2004.

FISCAL 2004 FOURTH QUARTER HIGHLIGHTS:

- Revenues increased 56.3% to $217.1 million compared with $138.9 million in the 2003 fourth quarter.

- Operating income increased 2.1% to $30.0 million compared with $29.3 million in the corresponding prior-year period.

- Net income increased 5.9% to $19.1 million compared with $18.0 million in the 2003 fourth quarter.

FISCAL 2004 HIGHLIGHTS:

- Revenues increased 55.5% to $804.3 million compared with $517.3 million in fiscal 2003.

- Operating income increased 23.4% to $135.3 million compared with $109.7 million in fiscal 2003.

- Net income increased 23.8% to $81.6 million compared with $65.9 million in fiscal 2003.

Same-school revenues increased 21.6% in the fourth quarter of fiscal 2004 compared with the fourth quarter of fiscal 2003. Same schools are defined as those colleges that have been owned and operated by the company for four full quarters. Core growth revenues increased 26.0% in the fourth quarter of fiscal 2004 compared with the fourth quarter of fiscal 2003. Core growth is defined as the increase in total revenues, excluding revenues attributable to colleges acquired within the last four full quarters.

Net income for the fourth quarter was $19.1 million, or $0.20 per diluted share, in line with the company's revised guidance, and includes costs of approximately $2.1 million ($3.2 million pre-tax) or approximately $0.02 per


                                     (more)

Corinthian Colleges, Inc.
2-2-2


diluted share related to facility closings at LTU and severance charges. This compares with net income for the fourth quarter of fiscal 2003 of $18.0 million, or $0.20 per diluted share.

Net income for fiscal 2004 rose 23.8% to $81.6 million, or $0.87 per diluted share, also in line with the company's revised guidance, from $65.9 million, or $0.72 per diluted share, in fiscal 2003. This amount includes charges of approximately $3.9 million ($6.4 million pre-tax) or approximately $0.04 per diluted share associated with both the impairment charge at LTU taken in the third quarter of fiscal 2004 and the facility closing costs and severance costs reflected in the fourth quarter.

The weighted average number of shares outstanding and all per share calculations reflect the company's two-for-one stock split effected in the form of a stock dividend and paid March 23, 2004. The weighted average number of diluted shares outstanding for the 2004 fourth quarter and year end were 94.2 million and 94.0 million, respectively, compared with 92.8 million and 92.1 million for the respective periods in fiscal 2003.

David G. Moore, chairman and chief executive officer, said, "Fiscal 2004 was a year of investment in the future of Corinthian, a year in which we acquired 57 colleges and 15 training centers, opened a record 10 new branch campuses and remodeled, relocated or expanded 35 additional campuses as we also expanded our extensive library of high quality curricula. Throughout this period of growth and investment, we remained focused on delivering to our students high quality, employer-driven education in attractive facilities. Although the investments made in fiscal 2004 have restrained our operating performance in the short-term, we believe they establish a solid platform for Corinthian's future growth in North America."

Further underscoring Corinthian's investment in future growth, Corinthian adopted a record 147 programs into its schools in fiscal 2004, with 82 program adoptions into U.S. schools and 65 into Canadian schools. This compares with 50 program adoptions in fiscal 2003, when the company only operated within the United States. During the fourth quarter of fiscal 2004, Corinthian's campuses adopted 47 programs, with 39 program adoptions into colleges in the U.S. and eight program adoptions into schools in Canada. Program adoptions are typically dilutive to earnings in the short term, but provide campuses and prospective students with relevant, high quality employer-driven curricula.

Income from operations for the fiscal 2004 fourth quarter amounted to approximately $30.0 million or 13.8% of revenues as indicated in the company's pre-release of August 2, 2004. This compares with $29.3 million or 21.1% of revenues in the fourth quarter of fiscal 2003 and compared with $35.6 million or 16.4% of revenues in the third quarter of fiscal 2004. Income from operations for fiscal 2004 increased 23.4% to $135.3 million or 16.8% of revenues compared with $109.7 million or 21.2% of revenues in fiscal 2003.


                                     (more)

Corinthian Colleges, Inc.
3-3-3


Income from operations in the fourth quarter of fiscal 2004 reflects higher educational services expenses, marketing and admissions expenses as well as the previously mentioned facility closing costs and severance expenses, partially offset by a reduction in general and administrative expenses.

Income from operations as a percent of revenue in the fourth quarter of fiscal 2004 was further restrained by an increase in new branch campus openings, with three new branch campuses opened during the 2004 fourth quarter contrasted to two opened in the fourth quarter of fiscal 2003. In total, Corinthian opened 10 new branch campuses during the full fiscal 2004, compared with six new branch campuses opened during fiscal 2003. New branch campuses have typically achieved breakeven between nine and 12 months after opening.

Additional factors contributing to the reduction in fourth quarter operating margin were the acquisitions in fiscal 2004 that have lower operating margins than typical Corinthian colleges and the campuses that were remodeled, expanded or relocated during fiscal 2004. Capital expenditures in fiscal 2004 amounted to approximately $64.7 million, more than double fiscal 2003's $30.8 million.

In the fourth quarter of fiscal 2004, educational services expenses increased to 55.5% of revenues compared with 50.0% of revenues in the fourth quarter of fiscal 2003. The increase in educational services was due primarily to the investments Corinthian made in the future in acquisitions completed in fiscal 2004, the 10 new branch campuses opened in fiscal 2004, the expansion, relocation or remodel of 35 existing campuses and the adoption of 147 programs into campuses. These investments in initiatives to drive future growth resulted in an increase in salaries and wages to 27.0% of revenues compared with 24.0% of revenues in fiscal 2003. Additionally, rent and occupancy expenses increased to 8.6% of revenues compared with 7.6% of revenues in fiscal 2003, classroom and bookstore costs rose to 6.0% of revenues compared with 5.7% of revenues in fiscal 2003, and depreciation and amortization increased to 2.4% of revenues compared with 1.8% of revenues in fiscal 2003. Bad debt expenses increased to 4.2% of revenues compared with 3.4% of revenues in fiscal 2003.

Educational services expenses amounted to 52.1% of revenues for fiscal 2004, compared with 48.6% of revenues in fiscal 2003.

Marketing and admissions expenses for the fourth quarter of fiscal 2004 amounted to $49.3 million or 22.7% of revenues compared with $28.2 million or 20.3% of revenues in the fourth quarter of fiscal 2003. Marketing and admissions expenses were 22.5% of revenues in the third quarter of fiscal 2004. During the fourth quarter of fiscal 2004, lead flow into the campuses in the U.S., excluding FMU Online, was derived 28% from the Internet and 64% from sources such as television, direct mail and newspaper advertising. Marketing and admissions expenses amounted to 22.2% of revenues in fiscal 2004, compared with 20.6% of revenues in fiscal 2003.


                                     (more)

Corinthian Colleges, Inc.
4-4-4


General and administrative expenses for the fourth quarter of fiscal 2004 amounted to $14.2 million or 6.5% of revenue compared with $11.9 million or 8.5% of revenues in the fourth quarter of fiscal 2003 and $19.3 million or 8.9% of revenue in the third quarter of fiscal 2004. The improvement in general and administrative expenses as a percent of revenue in the fourth quarter of fiscal 2004 was due primarily to the reversal of a bonus accrual of approximately $3.1 million. Corinthian accrues bonuses throughout the fiscal year based on pre-determined operating results targets, and reversed the accrual after operating performance deteriorated in the fourth quarter. General and administrative expenses amounted to 8.1% of revenues for fiscal 2004, compared with 9.6% of revenues in fiscal 2003.

Impairment, facility closings and severance expenses amounted to $3.2 million or 1.5% of revenues in the fourth quarter of fiscal 2004, and includes the previously disclosed facility closing costs of the two LTU campuses in Southern California and severance expenses of approximately $900,000. Impairment, facility closings and severance expenses for fiscal 2004 amounted to $6.4 million or 0.8% of revenues and primarily consisted of the third quarter fiscal 2004 impairment charge related to LTU of approximately $3.2 million in addition to the enumerated fourth quarter costs.

ADDITIONAL PERFORMANCE INDICATORS

Total student population rose to 64,810 at June 30, 2004, an increase of 49.9% compared with 43,229 students at June 30, 2003. Same school student population grew by 15.1% over the fourth quarter of last year.

For fiscal 2004, total student starts increased 55.4% and same school student starts increased 16.6% when compared with fiscal 2003. Total new student starts for the fourth quarter increased 51.0% to 21,258, and same school student starts for the quarter rose 12.3% compared with 13.5% in the fourth quarter last year.

Exclusively online student population at Corinthian's FMU Online campus grew by approximately 266% to 2,035 students at June 15, 2004. During fiscal 2004, online course registrations increased 58% to 43,046 compared with 27,271 in fiscal 2003. Total online course registrations for the fourth quarter of fiscal 2004 increased to 12,824, up 68.4% from 7,615 online course registrations a year ago. At June 30, 2004, Corinthian offered students a choice of 173 courses online and 12 exclusively online accredited degrees. Three more exclusively online degrees were added in the first quarter of fiscal 2005. Corinthian currently offers 15 exclusively online degrees, including associate, bachelor and master's degrees in accounting, business, and criminal justice and associate and bachelor's degrees in paralegal, homeland security and computer information.


                                     (more)

Corinthian Colleges, Inc.
5-5-5


BUSINESS OUTLOOK

As previously disclosed, Corinthian is providing forward looking guidance only for earnings per diluted share and only for the then next fiscal quarter. The following statement is based on Corinthian's current expectations. This statement is forward looking, and actual results may differ materially.

- Corinthian expects earnings per diluted common share for the first quarter of fiscal 2005 ending on September 30, 2004 to be between $0.17 and $0.19.

ABOUT CORINTHIAN COLLEGES, INC.

Corinthian Colleges, Inc. is one of the largest post-secondary education companies in North America, and serves the large and growing segment of the population seeking to acquire career-oriented education to become more qualified and marketable in today's increasingly demanding workplace. Corinthian's colleges offer master's, bachelor's and associate's degrees and diploma programs in a variety of fields, with a concentration on careers in health care, business, criminal justice and technology. Corinthian operates 91 colleges in 23 states in the U.S., and 45 colleges (including 10 campuses scheduled to close in fiscal 2005) and 15 corporate training centers in seven Canadian provinces.

Certain statements in this press release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. The company intends that all such statements be subject to the "safe-harbor" provisions of that Act. Such statements include, but are not limited to, the company's discussion of (i) its beliefs regarding its platform for future growth in North America, (ii) the investment value of expansion programs, and (iii) the statement under the heading "Business Outlook." Many important factors may cause the company's actual results to differ materially from those discussed in any such forward-looking statements, including general changes in the economic climate in the U.S. and Canada, potential difficulties in integrating and operating acquired campuses, construction delays for new branch campuses, possible failure or inability to attain regulatory consents for branch campuses, potential increased competition, possible changes in student perception, changes in demand for curricula offered by the company, potential higher average costs to offer new curricula, the company's effectiveness in its regulatory compliance efforts, the effectiveness of the company's advertising and promotional efforts, potential adverse developments in litigation involving the company and the other risks and uncertainties described in the company's filings with the Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


                                      # # #

                                 (Tables Follow)


                                     (more)

                            CORINTHIAN COLLEGES, INC.
                      (In thousands, except per share data)

CONSOLIDATED STATEMENTS OF INCOME                             FOR THE THREE MONTHS            FOR THE FISCAL YEAR
(UNAUDITED):                                                     ENDED JUNE 30,                   END JUNE 30,
                                                                 --------------                   ------------
                                                              2004            2003            2004            2003
                                                              ----            ----            ----            ----
Net revenues ...........................................   $ 217,141       $ 138,929       $ 804,283       $ 517,293
Operating expenses
   Educational services ................................     120,418          69,522         419,280         251,366
   General and administrative ..........................      14,198          11,857          65,136          49,770
   Marketing and advertising ...........................      49,345          28,205         178,213         106,478
   Impairment, facility closing, & severance ...........       3,210              --           6,364              --
                                                           ---------       ---------       ---------       ---------
Total operating expenses ...............................     187,171         109,584         668,993         407,614
                                                           ---------       ---------       ---------       ---------
Income from operations .................................      29,970          29,345         135,290         109,679
Interest (income) ......................................        (357)           (366)         (1,362)         (1,259)
Interest expense .......................................         983             513           3,204           1,602
Other (income) expense .................................         346              (5)            203             (13)
Minority interest in income (loss) of subsidiary .......          --              --             (43)             --
                                                           ---------       ---------       ---------       ---------
Income before provision for income taxes ...............      28,998          29,203         133,288         109,349
Provision for income taxes .............................       9,926          11,193          51,649          43,412
                                                           ---------       ---------       ---------       ---------
Net income .............................................   $  19,072       $  18,010       $  81,639       $  65,937
                                                           =========       =========       =========       =========
Income per common share:
   Basic ...............................................   $    0.21       $    0.21       $    0.92       $    0.76
   Diluted .............................................   $    0.20       $    0.20       $    0.87       $    0.72

Weighted average number of common shares outstanding:
   Basic ...............................................      90,237          87,614          89,209          86,930
   Diluted .............................................      94,247          92,800          94,014          92,056

SELECTED CONSOLIDATED BALANCE SHEET DATA (UNAUDITED):

                                                              JUNE 30,      JUNE 30,
                                                               2004          2003
                                                               ----          ----
Cash, restricted cash, and marketable securities .........   $ 46,709      $ 39,808
Receivables, net (including long-term notes receivable) ..     70,019        38,994
Current assets ...........................................    164,339       108,695
Total assets .............................................    552,993       329,398
Current liabilities ......................................    102,245        66,657
Long-term debt (including current portion) ...............     59,532        14,266
Total liabilities ........................................    195,038        95,057
Total stockholders' equity ...............................    357,955       234,341